Exhibit (j)(2)




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement of Neuberger Berman Advisers Management Trust, and to the incorporation by reference of our report dated February 9, 2007 for the High Income Bond Portfolio, a series of Neuberger Berman Advisers Management Trust included in the December 31, 2006 Annual Reports to Shareholders of Neuberger Berman Advisers Management Trust.





                                                    /s/ TAIT, WELLER & BAKER LLP
Philadelphia, Pennsylvania
April 26, 2007